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                                                                     EXHIBIT 2.3

                                                                  EXECUTION COPY

                               INDEMNITY AGREEMENT

         THIS INDEMNITY AGREEMENT dated as of the 23rd day of June, 2003

A M O N G:

         A. Bruce McKelvey, an individual resident in the City of Toronto

         ("ABM")

                                     - and -

         1234512 ONTARIO INC., a corporation incorporated under the laws of Ontario

         ("1234512")

                                     - and -

         GOLCONDA INC., a company managed and controlled in the United Kingdom

         ("Golconda")

                                     - and -

         CDI EDUCATION CORPORATION, a corporation incorporated under the laws of Ontario

         ("Company")

                                     - and -

         CORINTHIAN COLLEGES, INC, a corporation incorporated under the laws of Delaware

         ("Parent")

                                     - and -

         CORINTHIAN CANADA ACQUISITION INC., a corporation incorporated under the laws of Ontario

         ("Offeror")

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         WHEREAS ABM, 1234512, 2020584 Ontario Limited ("2020584"), Parent and
the Offeror have entered into a lock-up agreement dated the date hereof (the "Lock-up Agreement");

         AND WHEREAS the shareholders of 2020584 wish elect the Holdco Alternative as defined in such Lock-Up Agreement in respect of the Subject Shares held by Holdco so as to sell all of the shares of Holdco instead of the Subject Shares;

         AND WHEREAS, ABM, 1234512, and Golconda have agreed to provide an indemnity in favour of Parent, the Offeror and the Company regarding (i) the truth and accuracy of the representations and warranties of ABM, 1234512 and 2020584 set forth in the Lock-up Agreement; (ii) the theoretical exposure of the Company to United States and/or United Kingdom taxation; and (iii) the theoretical risk that the Company will be held to be jointly and severally liable for any Canadian tax liability of the Barynia Trust ("The Barynia Trust");

         NOW THEREFORE WITNESSETH THAT in consideration of the premises and covenants herein contained and other good and valuable consideration, the receipt and adequacy of which consideration is hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE 1
                         INTERPRETATION AND DEFINITIONS

1.1 In this Agreement, capitalized terms not defined herein shall have the meaning ascribed thereto in the Lock-up Agreement.

1.2 All dollar amounts referred to in this Agreement are expressed in Canadian dollars.

                                    ARTICLE 2
                                    INDEMNITY

2.1 Subject to sections 2.2, 2.3 and 2.5 hereof, each of ABM, 1234512 and Golconda (collectively, the "Indemnifying Parties" and each an "Indemnifying Party") hereby jointly and severally covenants and agrees, to pay, satisfy, discharge, observe, perform, fulfil, indemnify and save harmless Parent, the Offeror and the Company and their respective directors, officers, agents, employees and shareholders (collectively, the "Indemnified Parties" and each an "Indemnified Party") from and against the amount of (i) any claim, demand, action, cause of action, demand, loss, cost, liability or expense (including, without limitation, reasonable professional fees and all costs incurred in

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         investigating or pursuing any of the foregoing or any proceeding relating to the foregoing) (a "Claim") which may be made or brought against the Indemnified Parties or which the Indemnified Parties may suffer or incur, directly or indirectly, as a result of or in connection with:

         (a) any incorrectness in or breach of any representation or warranty of ABM, 1234512 and 2020584 contained in the Lock-up Agreement;

         (b) any incorrectness in or breach of the representation and warranty set out in Section 3.1(b) of this Agreement or any Canadian tax liability or Canadian tax obligation of The Barynia Trust for which the Company becomes responsible (including, without limitation, any joint and several Canadian tax liability attributed to the Company); and

         (c) any tax liability or obligation of the Company or any of its Subsidiaries, whenever arising, as a result of the activities of the Company or one or more of its Subsidiaries in the United States and/or the United Kingdom prior to the Expiry Time, net of the amount of any actual reduction in Canadian tax payable in the period in question as a direct result of foreign tax credits that the Company and/or its Subsidiaries are able to claim in respect of the tax liability or obligation for which an indemnity payment is made by the Sellers under this Subsection 2.1 (c).

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                                     - 4 -

2.2 The obligation of indemnification set out in subsection 2.1(a) hereof shall be subject to (i) the limitations contained in Section 4.2 of the Lock-up Agreement respecting the survival of the representations and warranties; (ii) the limitation that the Indemnifying Parties shall not be required to pay any amount until the aggregate of the Claims made under subsection 2.1(a) hereof exceeds $500,000; and (iii) the limitation that the aggregate of all amounts that the Indemnifying Parties shall be required to pay in respect of all Claims made pursuant to Subsection 2.1(a) hereof and Subsection 2.1(c) hereof above the respective limits contained in Section 2.2 and Section 2.3 shall be limited to a maximum of the lesser of (A) $5,161,840.02, or (B) fifty-five percent (55%) of any losses, costs, damages and liabilities incurred by Parent and the Offeror.

2.3 The obligation of indemnification set out in subsection 2.1(c) hereof shall be subject to (i) the limitation that the Indemnifying Parties shall not be required to pay any amount until the aggregate of such Claims exceeds $1.8 million, and (ii) the limitation that the aggregate of all amounts that the Indemnifying Parties shall be required to pay in respect of all Claims made pursuant to Subsection 2.1(a) hereof and Subsection 2.1(c) hereof above the respective limits contained in
         Section 2.2 and Section 2.3 shall be limited to a maximum of the lesser of (A) $5,161,840.02, or (B) fifty-five percent (55%) of any losses, costs, damages and liabilities incurred by Parent and the Offeror.

2.4      For greater certainty, the limitations set out in Section 2.2 and
         Section 2.3 hereof are not applicable with respect to the obligation of indemnification set out in subsection 2.1(b) above.

2.5      (a)      The Indemnified Parties shall notify the Indemnifying Parties of any Claims which are covered by the indemnities set forth in section 2.1 hereof within 30 days of the date on which the Indemnified Parties become aware that they may be liable in respect of any such Claims, provided that in the event of a failure to give such notice, such failure shall not preclude the Indemnified Parties from seeking and obtaining indemnification; provided, however, that the indemnities in section 2.1 hereof shall not extend to any additional amount of any Claim arising directly from the failure of the Indemnified Parties to give such notice on a timely basis. If any Claim is of a nature such that the Indemnified Parties are required by

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                  applicable law to make a payment to any person (a "Third
                  Party") with respect to the Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Parties may make such payment and the Indemnifying Parties shall, forthwith after demand by the Indemnified Parties, reimburse the Indemnified Parties for such payment. If the amount of any liability of the Indemnified Parties under the Claim in respect of which such payment was made, as finally determined, is less than the amount that was paid by the Indemnifying Parties to the Indemnified Parties, the Indemnified Parties shall, forthwith after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Parties.

         (b) Subject to Subsection 2.5(c), the Indemnifying Party shall have the right, but not the obligation, to assume the defence of any Claim in any jurisdiction with legal counsel of reputable standing in order to protect the rights and interest of the Indemnified Parties; provided that (i) the Indemnifying Parties acknowledge in writing their obligation to indemnify the Indemnified Parties in accordance with this Agreement in respect of that Claim; (ii) the Indemnifying Party shall require the consent of the Indemnified Parties to the choice of legal counsel in connection with the Claim, which consent shall not be unreasonably withheld or delayed; (iii) without prejudice to the rights of the Indemnified Parties to retain counsel and to participate in the negotiation, settlement or defence of such Claim; and (iv) the Indemnifying Parties shall not settle any such Claim without the written consent of the Indemnified Parties, which consent shall not be unreasonably withheld or delayed. The Indemnifying Party and the Indemnified Parties shall make all reasonable efforts to co-ordinate their course of action in connection with the defence of such Claim. If the Indemnifying Party fails to assume or ceases the defence of the Claim, the Indemnified Parties will have the right to undertake, at the expense of the Indemnifying Party, the defence, compromise or settlement of the Claim on behalf and for the account and risk of the Indemnifying Party. Notwithstanding the foregoing, in the event that both the Indemnified Parties and the Indemnifying Parties are defendants to the same Third Party Claim, and in the opinion of reputable counsel there exists a potential conflict of interest between such parties due to differing defences, rights or otherwise then the Indemnified

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                  Parties are entitled to appoint their own counsel. The costs and the expenses sustained by the Indemnified Parties shall be at the expense of the Indemnifying Party provided that the Indemnifying Party shall only be liable for the costs and expenses of one firm of separate counsel, in addition to the costs of any local counsel that may be required.

         (c) The Indemnified Parties shall have the right, at the election of the Indemnified Parties, and at the expense of the Indemnifying Parties to contest, settle or pay the amount claimed and to retain counsel and other experts or advisors selected by the Indemnified Parties (and acceptable to the Indemnifying Party acting reasonably) in connection with Claims under Subsection 2.1(a) or Subsection 2.1 (c) involving (the "Third Party Claims"):

                  (i) the Company's customers, distributors, suppliers with whom it has an ongoing business relationship;

                  (ii) a claim that may materially adversely affect the Company's reputation;

                  (iii) any license or permit relating to the operation of the Schools or the ongoing business of the Company;

                  (iv)     title to the Subject Shares; or

                  (v) any matter where the Indemnified Parties are responsible for in excess of 50% of the amount of the Claim by virtue of the thresholds and limitations on the indemnities provided hereunder, provided, however, that the Indemnified Parties shall not settle any such Third Party Claim without the written consent of the Indemnifying Parties, which consent shall not be unreasonably withheld or delayed. If the Indemnified Parties have not made an election to have the Indemnifying Parties defend the matter within 30 days of providing notice to the Indemnifying Parties, the Indemnified Parties shall be deemed to have elected to assume control of the Third Party Claim. If the Indemnified Parties elects to assume such control, the Indemnifying Parties shall have the right, at the Indemnifying Parties sole expense, to participate in the negotiation, settlement or defence of such Third Party Claim.

2.6 Each Indemnifying Party hereby unconditionally and irrevocably guarantees the indemnity obligations of each other Indemnifying Party hereunder, and such guarantee

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         shall survive the liquidation, winding-up or bankruptcy of an
         Indemnifying Party (whether voluntary or involuntary).

2.7 Parent, the Offeror and the Company hereby acknowledge and agree that absent intentional misrepresentation or fraud, the rights and remedies of the Parent, the Offer and the Company pursuant to Section 2.1 hereof shall be the sole and exclusive remedy of the Offeror, the Parent and the Company with respect to any Claims arising out of any incorrectness in or breach of any representation or warranty of ABM, 1234512 and 2020584 contained in the Lock-up Agreement.

2.8 ABM, 1234512 and Golconda covenant and agree that in connection with the indemnity obligation set out in subsection 2.1(b) hereof, they will within 5 days from the execution of this Agreement deliver to Parent, the Company and the Offeror an escrow agreement substantially in the form attached hereto at Schedule A.

                                    ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES

3.1 Each Indemnifying Party hereby represents and warrants to the Indemnified Parties that:

         (a) each of them has good and sufficient power, authority and right to provide the indemnities set forth in section 2.1 hereof and that the indemnities are valid and binding indemnities enforceable by the Indemnified Parties against each of them in accordance with their terms, except as may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors' rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction; and

         (b) Section 94 of the Income Tax Act (Canada), as it currently reads, is not applicable to the Barynia Trust.

                                    ARTICLE 4
                                  MISCELLANEOUS

4.1 Parent and the Offeror covenant and agree that they will take such reasonable actions from time to time as may be required or necessary to permit ABM, at his sole cost and

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         expense, to obtain such insurance as ABM may deem necessary or advisable for his indemnity obligations under subsection 2.1(a) hereof.

4.2 Any notice given pursuant to this Agreement shall be in writing and shall be sufficiently given or made if served personally, or telecopied, in the case of:

         (a)      the Indemnified Parties, addressed as follows:

                  c/o Corinthian Colleges, Inc.
                  6 Hutton Centre Drive
                  Suite 400
                  Santa Ana, CA
                  92707

                  Attention: Stan Mortensen, Senior Vice President and General
                             Counsel
                  Facsimile: (714) 427-3013

                  with a copy to:

                  Osler, Hoskin & Harcourt LLP
                  Box 50, 1 First Canadian Place
                  Toronto, ON   M5X 1B8

                  Attention: Chris Murray
                  Facsimile: (416) 862-6666

         (b) the Indemnifying Parties, other than Golconda, addressed as follows:

                  c/o Bruce McKelvey
                  22 Rose Park Crescent
                  Toronto, ON M4T 1P9

                  Attention: Bruce McKelvey
                  Facsimile: (416) 964-1059

                  with a copy to:

                  Stikeman Elliott
                  5300 Commerce Court West
                  199 Bay Street, P.O. Box 85
                  Toronto, ON M5L 1B9

                  Attention: Roderick Barrett
                  Facsimile: (416) 947-0866

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         (c)      Golconda, addressed as follows:

                  4 St. Anthony's
                  30 Christchurch Road
                  Cheltenham, UK
                  GL5O 2PL

         or such other address as the relevant party may from time to time advise by notice in writing given pursuant to this section 4.1. The date of receipt of any such notice, request, consent, agreement or approval if served personally shall be deemed to be the date of delivery thereof or, if sent by facsimile, shall be deemed to be the next business day following the date on which such communication was sent.

4.3 With the exception of the indemnity set forth in subsection 2.1(a) (which indemnity shall survive for a period of two years from the date that the Offeror takes up and pays for the Subject Shares), the indemnities in section 2.1 hereof shall survive for an unlimited period of time after the date hereof, but subject to applicable laws. The indemnities shall enure to the benefit of and be binding on the parties to this Agreement and their respective successors, transferees and assigns. Furthermore, for a period of three years from the take up and payment by the Offeror of Common Shares under the Offer or if a material Claim is then outstanding until such Claim is indemnified or withdrawn, 1234512 and ABM shall not amalgamate, merge, enter into a plan of arrangement or sell, distribute or otherwise dispose of, all or substantially all of the assets of, wind-up, dissolve or otherwise effect a fundamental change or other event in respect to 1234512 which might have a material adverse effect on the value of the indemnities to the Indemnified Parties, unless the other parties to such transaction or event also assume the obligations of the Indemnifying Party to the Parent, the Offeror and the Company that is so affected and provided that prior to any such transaction or event, written notice thereof is provided to the Indemnified Parties together with a copy of the documentation evidencing the assumption of the obligations of the Indemnifying Party hereunder.

         Furthermore, for a period of three years from the take up and payment by the Offeror of Common Shares under the Offer or if a material Claim is then outstanding until such Claim is indemnified or withdrawn, 1234512, Golconda and ABM shall not amalgamate, merge, enter into a plan of arrangement or sell, distribute or otherwise dispose of, all or

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         substantially all of the assets of, wind-up, dissolve or otherwise effect a fundamental change or other event in respect to Golconda which
         (i) might have a material adverse effect on the value of the indemnities to the Indemnified Parties, and (ii) which would result in the direct or indirect distribution by Golconda to Janet McKelvey or any entity controlled by her of all or any of the assets of Golconda, unless Janet McKelvey assumes the obligations of Golconda hereunder (but only to the extent of the assets received by her or entities controlled by her from Golconda) to the Parent, the Offeror and the Company that is so affected and provided that prior to any such transaction or event, written notice thereof is provided to the Indemnified Parties together with a copy of the documentation evidencing the assumption of the obligations of the Indemnifying Party hereunder.

         Furthermore, for a period of three years from the take up and payment by the Offeror of Common Shares under the Offer or if a material Claim is then outstanding until such Claim is indemnified or withdrawn, ABM shall not settle or transfer an amount of assets to a trust if such settlement or transfer might have a material adverse effect on the value of the indemnities provided hereunder to the Indemnified Parties, unless the trust shall assume the obligations of ABM to the Parent, the Offeror and the Company that is so affected and provided that prior to any such sale or distribution, written notice thereof is provided to the Indemnified Parties together with a copy of the documentation evidencing the assumption of the obligations of the Indemnifying Party hereunder.

         The parties hereby agree that a violation of the covenants under this
         Section 4.3 shall constitute a fraudulent conveyance.

4.4 This Agreement may be terminated by notice in writing (i) at any time by mutual consent of the parties hereto, or (ii) by any Indemnifying Party if the Lock-up Agreement is terminated.

4.4 This Agreement may not be assigned, in whole or in part, by any party without the express written consent of the other parties hereto.

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4.5      This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and of Canada applicable therein.

4.6      Time shall be of the essence of this Agreement.

4.7 This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties.

4.8 This Agreement may be signed in counterparts and by facsimile and each of such counterparts shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument

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         IN WITNESS WHEREOF the parties hereto have duly executed and delivered this Agreement effective as of the day first above written.

SIGNED, SEALED & DELIVERED
In the presence of:

           (illegible)                             /s/ A. Bruce McKelvey
------------------------------------        ------------------------------------
             Witness                                   A. Bruce McKelvey

                                            12345212 ONTARIO INC.

                                            By: /s/ A. Bruce McKelvey
                                                ________________________________

                                            By:
                                                ________________________________

                                            GOLCONDA INC.

                                            By: /s/ Simon Brown
                                                ________________________________
                                                Simon Brown - Director
                                            By:
                                                ________________________________

                                            CDI EDUCATION CORPORATION

                                            By: /s/ B Rasberry
                                                ________________________________

                                            By: ________________________________

                                            CORINTHIAN COLLEGES, INC.

                                            By: /s/ Dennis N. Beal
                                                ________________________________
                                                Dennis N. Beal,
                                                Executive Vice President

                                            By: ________________________________

                                            CORINTHIAN CANADA ACQUISITION INC.

                                            By: /s/ Nolan A. Miura
                                                ________________________________
                                                Nolan A. Miura,
                                                Senior Vice President